Exhibit 99.2 Tier Technologies, Inc. 10780 Parkridge Blvd., Suite 400 Reston, VA 20191 CONTACT: Ronald W. Johnston, Chief Financial Officer rjohnston@tier.com (571) 382-1000

Tier Technologies and Discovery Group Reach Agreement

RESTON, VA – March 1, 2010.  Tier Technologies, Inc. (NASDAQ: TIER) (the “Company” or “Tier”) and the Discovery Group (“Discovery”), which beneficially owns 13.5 percent of the Company’s outstanding shares, today announced that they have entered into an agreement in connection with the Company’s 2010 Annual Meeting of Stockholders to be held on April 8, 2010.

Under the terms of the Agreement, Tier will reduce the size of its Board from nine to seven members, effective at the Annual Meeting.  Current directors Daniel Donoghue and Michael Murphy, managing members of Discovery who were elected to the Company’s Board last year, will serve the remainder of their current terms but will not stand for reelection.  The Tier nominees will consist of the remaining seven current directors: Charles Berger, John Delucca, Morgan Guenther, Philip Heasley, David Poe, Ronald Rossetti and Zachary Sadek.

As part of the Agreement, Discovery has agreed to vote its shares in support of the Board’s nominees and the Company’s proposals at the Annual Meeting.  Following the Meeting, the Company will separate the roles of Chairman and Chief Executive Officer.  In addition, the Company has agreed to reimburse Discovery for $175,000 of expenses incurred in connection with last year’s proxy contest.

“During the course of the last year, we have enjoyed a productive relationship with our fellow directors” said Mr. Murphy.  Mr. Donoghue added “We are now confident that the Board and management team at Tier are appropriately focused on shareholder value.  We are excited about the Tier management team’s strategy for profitable growth.”

Speaking on behalf of the Tier Board of Directors, lead independent director Phil Heasley commented that “Dan and Mike have served all shareholders well by bringing their expertise to this Board.  We greatly value the contributions they made over the past year, and we respect their decision to depart from the Board.”  Chief Executive Officer Ron Rossetti added that “Management has benefited from Dan and Mike’s added shareholder perspective.  Their views have helped us plan and execute Tier’s important strategic initiatives.”

The complete agreement will be included as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

About Tier Technologies, Inc.

Tier Technologies, Inc. is a leading provider of electronic payment solutions in the biller direct market. Headquartered in Reston, Virginia, the company provides over 3,900 electronic payment clients in all 50 states and the District of Columbia with enhanced payment services that include multiple payment choices, payment channels, and bill payment products and services. Tier serves clients in multiple markets including federal, state, and local governments, educational institutions, utilities and commercial clients primarily through its wholly-owned subsidiary, Official Payments Corporation. For more information, see www.tier.com and www.officialpayments.com.

Statements made in this press release that are not statements of historical fact are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to future events and to Tier’s future financial and/or operating performance, including Tier’s strategy and the execution of the Company’s strategic initiatives.  Each of these statements is made as of the date hereof based only on current information and expectations that are subject to change and that involve a number of risks and uncertainties.  Actual events or results may differ materially from those projected in such statements due to various factors, including, but not limited to, the matters discussed in the “Management’s Discussion and Analysis” and “Risk Factors” sections of Tier’s annual report on Form 10-K for the fiscal year ended September 30, 2009, as amended, and quarterly report on Form 10-Q for the quarter ended December 31, 2009, which have been filed with the Securities and Exchange Commission (the “SEC”).  The Company undertakes no obligation to update any such forward-looking statements.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

The Company plans to file with the SEC and mail to its stockholders a proxy statement relating to its Annual Meeting.  The proxy statement will contain important information about the Company and the matters to be acted upon at the meeting.  Investors and security holders are urged to read the proxy statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov.  In addition, investors and security holders will be able to obtain free copies of these documents from the Company by contacting Tier Technologies, Inc., attention Keith Omsberg, Corporate Secretary, 10780 Parkridge Boulevard, 4th floor, Reston, Virginia, 20191, telephone: (571) 382-1000.

The Company, its directors and named executive officers may be deemed to be participants in the solicitation of the Company’s security holders in connection with its 2010 annual meeting of stockholders.  Security holders may obtain information regarding the names, affiliations and interests of such individuals in the Company’s Annual Report on Form 10-K for the year ended September 30, 2009, as amended, which is on file with the SEC, as well as its upcoming proxy statement for the 2010 annual meeting (when available).  To the extent there have been changes in the Company’s directors and executive officers since the filing of the Form 10-K, as amended, such changes have been reported on Current Reports on Form 8-K filed with the SEC.  To the extent holdings of Company securities by the Company’s directors and named executive officers have changed since the amounts shown in the Form

10-K, as amended,  such changes have been or will be reflected on Statements of Change in Beneficial Ownership on Form 4 or Form 5 filed with the SEC.